                                                                    EXHIBIT 99.6
                                                                    ------------

From: Apax Ventures IV International Partners, L.P.; Apax Ventures IV; Apax UK V-A, L.P.; and Apax UK V-B (together "the Apax Entities", each of which are acting by their respective manager, Apax Partners & Co. Ventures Ltd.) and Warburg, Pincus Ventures, L.P. (together, "the Indemnifiers")

To:        Sir Robin Biggam
           Streatley House
           Streatley
           Bedfordshire
           LU3 3PS

Date:      28 October 1998

Indemnity relating to Esprit Telecom Group plc

Each of the Indemnifiers agrees with you as follows, in consideration of the payment of (pound)1 each from you (receipt of which is acknowledged by each of the Indemnifiers) and of other good and valuable consideration.

1.  INDEMNITY PROVISIONS

1.1      Indemnity

         The Indemnifiers hereby jointly and severally agree to indemnify you on demand and to keep you fully indemnified against all Losses which you may make, suffer or incur as a result of or otherwise in connection with any Claim:

         (a) brought by or on behalf of Mr Anderson, Gold & Appel Transfer S.A. or the Foundation for the International Non-Governmental Development of Space or any other entity (other than the
                  Company or any of its subsidiaries) associated with Mr Anderson (Mr Anderson and those entities together "the Anderson Entities"); or

         (b) brought by the Company or any of its subsidiaries at the instance of any Anderson Entities,

         in either case relating in any way, directly or indirectly, to the Company or any of its Subsidiaries (including without limitation the specific matters set out in paragraph 1.6). This indemnity shall only apply in relation to any Indemnified Losses (defined in paragraph 1.3(1)) to the extent set out in, and on the terms of, paragraph 1.3.

1.2      Claims

         For the avoidance of doubt, the obligation of the Indemnifiers under this indemnity to indemnify you against relevant Losses includes an obligation upon your demand to put you in funds to meet any relevant Losses before the date on which payment by you of those Losses first becomes due (in respect of any Losses, their "Due Date").

1.3      Claims against the Company or under an insurance policy

(1) You may be entitled to claim indemnity or compensation from the Company or from the insurers ("the Insurers") under any directors and officers liability or other insurance policy maintained from time to time by the Company (a "Policy") in respect of particular relevant Losses ("Indemnified Losses").

(2) You shall only be entitled to be indemnified in respect of Indemnified Losses if and to the extent that the Company and/or (as the case may be) the Insurers fail for any reason to meet its or their liability to you in respect of them; however, this is without prejudice to paragraph 1.3(4).

(3) Accordingly, you agree that, subject to paragraph 1.3(4), you may only make a demand on either or both of the Indemnifiers under this indemnity in respect of Indemnified Losses if and to the extent that you have made demand on the Company or the Insurers, as the case may be, in respect of them and that demand has not been met within five business days.

(4) Notwithstanding paragraph 1.3(3), you may make demand on either or both of the Indemnifiers under this indemnity in respect of Indemnified Losses at any time if:

                  (a)      you have actually paid them; or

                  (b)      their  Due  Date  will  occur   within  five business
                           days of the date of the demand,

         so long as you have not been compensated or indemnified by the Company or the insurers, as the case may be, in respect of them.

(5) If either or both of the Indemnifiers make any payment to you under this indemnity in respect of any Indemnified Losses, then the relevant Indemnifier(s) will be subrogated to your rights against the Company and/or, as the case may be, the Insurers in relation to those Losses to the extent of that payment. But this subrogation will only apply if you have been fully compensated for all of your Losses in respect of the relevant matter.

1.4      Interest on late payment

         Without prejudice to the obligation of the Indemnifiers to make payments pursuant to this indemnity on demand (subject in the case of Indemnified Losses to the terms of paragraph 1.3), the Indemnifiers jointly and severally undertake to pay to you interest on any moneys not paid by them pursuant to this indemnity within five business days after the date of the demand for the period from the date of the demand up to the date of payment. That interest shall accrue and be calculated on a daily basis, after as well as before any judgment, at the rate of 2% per annum over the base rate from time to time of National Westminster Bank plc.

1.5      Definitions

         For these purposes:

         "Claim" means any claim, demand, action or other proceedings; and

         "Losses" means:

         (a) all damages, payments and other liabilities paid, made or incurred in or as a result of any Claim from time to time threatened, made or brought against you, including without limitation all costs, expenses and other liabilities incurred by you as a result of investigating, avoiding, contesting, appealing or compromising any such Claim; and

         (b) all other losses, damages, payments, costs, expenses and other liabilities made or incurred by you.

1.6      Specific matters

         The specific matters referred to in paragraph 1.1 are:

         (a) Mr Anderson's removal as Chairman of the Company and/or as a director of the Company (whether or not that removal was valid or effective) and the circumstances relating to or arising from that removal;

         (b) your appointment as a director and the Chairman of the Company (whether or not that appointment was valid or effective), including without limitation the circumstances leading up to such appointment or relating to it and your role as a director and/or Chairman of the Company;

         (c) any matter relating to or arising from the allegations made by Mr Anderson against Mr Oertle and/or Mr McMonigall and/or Mr Shorthouse and/or any further or ancillary allegations which Mr Anderson and/or the other Anderson Entities may bring whether in relation to the period prior to your appointment or at any time after your appointment;

         (d) the letter which you are to sign as Chairman of the Company to accompany the notice of an Extraordinary General Meeting of the shareholders to consider resolutions requisitioned by Apax Funds Nominees Limited and Warburg, Pincus Ventures, L.P. and Mr Anderson and Gold & Appel Transfer S.A.; and

         (e) the forthcoming Extraordinary General Meeting of the Company and your role as Chairman of that meeting or any other Extraordinary General Meeting of the Company.

2.  LIABILITY UNAFFECTED

         The liability of an Indemnifier under this indemnity shall not be affected by any failure of one or more of the other Indemnifiers or the Company to enter into this indemnity, by the obligations of one or more of the other Indemnifiers or the Company being or becoming invalid or unenforceable, by any concession, time, indulgence, release, or other dealing granted to or made with one or more of the other Indemnifiers or the Company or by anything else which would, but for this paragraph 2, operate to discharge or reduce that liability.

3.  EXCEPTIONS

         The indemnity contained in paragraph 1 shall not apply to any Losses:

         (a) made, suffered or incurred by you as a result of any fraud or criminal offence committed by you or as a result of your deliberate failure to act, in your capacity as a director and the Chairman of the Company, in accordance with specific legal advice;

         (b) if and to the extent that they relate to any personal dealings which you may have had, or in future have, with any of the Anderson Entities and which do not relate in any way, directly or indirectly, to the Company or any of its subsidiaries; or

         (c) if and to the extent that you are compensated in respect of them by the Company or under any Policy.

4.  CONDUCT

         If at any time any Claim (or event which may give rise to a Claim) which may give rise to a claim by you under this indemnity comes to your notice, then:

         (a)     you shall notify each of the Indemnifiers forthwith in writing;

         (b) unless required to do so by the Company or the Insurers under any Policy, you shall not take any action in connection with the Claim without the consent in writing of each of the Indemnifiers; and

         (c) at the joint written request of the Indemnifiers you shall (subject to being indemnified to your reasonable satisfaction by the Indemnifiers in respect of any Losses suffered by you in connection with the Claim and subject to the rights of the Company and of the Insurers under any Policy):

                  (i) take such action as the Indemnifiers may jointly reasonably require to avoid, contest, dispute, resist, appeal, compromise or defend the Claim (including, but without limitation, making counter-claims and exercising all rights of set-off against third parties);

                  (ii) if so requested, permit either or both of the Indemnifiers in your name and on your behalf to have the conduct of all proceedings relating to the Claim including the appointment of solicitors and other professional advisers and the making of any settlement or compromise of the Claim; and

                  (iii) give the Indemnifiers all reasonable assistance as they may reasonably require for the purpose of avoiding, contesting, disputing, resisting, appealing, compromising or defending the Claim.

A failure by you to comply with your obligations under this paragraph 4 shall only invalidate your rights under this indemnity in respect of any relevant Losses if and to the extent that the Indemnifiers are prejudiced by that failure.

5.  LAW AND JURISDICTION

5.1  Law

This indemnity is governed by and shall be construed in accordance with English law.

5.2  Jurisdiction

For your exclusive benefit, each of the Indemnifiers agrees that the courts of England are to have the exclusive jurisdiction to settle any dispute which may arise in connection with this indemnity.

5.3  Proceedings

         Each of the Indemnifiers irrevocably submits to the jurisdiction of the English courts and:

         (a)      agrees  that,  notwithstanding  paragraph  5.2,  you  shall be
                  entitled  to  bring   proceedings  in  connection   with  this
                  indemnity in any other court of competent jurisdiction;

         (b) agrees that the bringing of such proceedings in a court of one jurisdiction shall not preclude the bringing of such proceedings in a court of another jurisdiction, whether at the same time or not; and

         (c) waives irrevocably any objection which it may have from time to time (whether on grounds of venue, inconvenient forum or otherwise) to the bringing of such proceedings in any court referred to in this paragraph 5.3.

5.4  Agent for service of process

Each of the Indemnifiers shall at all times maintain an agent for service of process in England. Each of them appoints initially the agent specified in respect of it in the appendix to this indemnity. No Indemnifier may revoke such appointment. If for any reason an agent appointed under this paragraph 5.4 ceases to act as such, the relevant Indemnifier shall promptly appoint another such agent and notify the other parties of the appointment and the new agent's name and address; provided that each of the Apax Entities must at all times have the same agent for the service of process. If it does not make such an appointment within seven days of such cessation, then you may do so on its behalf.

6.  NOTICES

         All notices and other communications relating to this indemnity:

         (a)      shall be delivered by hand or sent by post or facsimile;

         (b) (subject to paragraph 6(c)) shall be delivered or sent to the party concerned at the relevant address or number, as appropriate, and marked as referred to in the appendix to this indemnity, subject to such amendments as may be notified from time to time in accordance with this paragraph by the relevant party to the other parties by no less than ten business days' notice. However, each of the Apax Entities must at all times have the same address for service;

         (c) may in the alternative in the case of any writ, judgment or other notice of process on any Indemnifier be delivered or sent to the agent referred to in paragraph 5.4; and

         (d) shall take effect only upon actual receipt at the appropriate address and for these purposes a facsimile is received when a complete and legible copy of the communication, whether the copy sent by facsimile or a hard copy sent by post or hand, has been received.

EXECUTION:

The parties have shown their acceptance of the terms of this indemnity by signing it below.

EXECUTION:

WARBURG, PINCUS VENTURES, L.P.
By:      E.M. Warburg, Pincus & Co., LLC,
         Manager
         By: /s/ Dominic H. Shorthouse
         Dominic H. Shorthouse
         Member

Signed by                                   )
Apax Partners & Co. Ventures Ltd. in        )
its capacity as manager of APAX             )
VENTURES IV INTERNATIONAL                   )
PARTNERS, L.P. in the presence of:          )
/s/ Apax Partners & Co. Ventures Ltd.

Signed by                                   )
Apax Partners & Co. Ventures Ltd. in        )
its capacity as manager of APAX             )
VENTURES IV in the presence of:             )
/s/ Apax Partners & Co. Ventures Ltd.

Signed by                                   )
Apax Partners & Co. Ventures Ltd. in        )
its capacity as manager of APAX UK V-A,     )
L.P. in the presence of:                    )
/s/ Apax Partners & Co. Ventures Ltd.

Signed by                                   )
Apax Partners & Co. Ventures Ltd in         )
its capacity as manager of APAX UK V-B      )
in the presence of:                         )
/s/ Apax Partners & Co. Ventures Ltd.

Signed by SIR ROBIN BIGGAM                  )
/s/ SIR ROBIN BIGGAM

                                    APPENDIX
                                 to an indemnity

               Agents for service of process and notice addresses

1.       For each Apax Entity

1.1      Agent for service of process:
                                            S J Berwin & Co
                                            222 Gray's Inn Road
                                            London
                                            WC1X 8HB
                                            Facsimile number:  0171 533 2000
                                            For the attention of: Stephen Maffey

1.2      Notice details:   Apax Partners & Co. Ventures Ltd.
                                            15 Portland Place
                                            London  W1N 3AA
                                            Facsimile number:  0171 872 9449
                                            For the attention of: Ronald Cohen

2.       Warburg, Pincus Ventures, L.P.

2.1      Agent for service of process:
                                        E M Warburg, Pincus Ventures
                                                International Limited
                                        Almack House
                                        St James's
                                        London SW1Y 6QW
                                        Facsimile number:  0171 321 0881

                  For the attention of: Dominic Shorthouse

2.2      Notice details:                Almack House
                                        St James's
                                        London SW1Y 6QW
                                        Facsimile number: 0171 321 0881

                                        For the attention of: Dominic Shorthouse

3.       Sir Robin Biggam

         Notice details:                Streatley House
                                        Streatley
                                        Bedfordshire
                                        LU3 3PS
                                        Facsimile Number: 01582 883187

                       SIDE LETTER TO INDEMNITY AGREEMENT

To: Apax Ventures IV International Partners, L.P.; Apax Ventures IV; Apax UK V-A, L.P.; and Apax UK V-B (together "the Apax Entities", each of which are acting by their respective manager, Apax Partners & Co. Ventures Ltd.) and Warburg, Pincus Ventures, L.P.

From:             Sir Robin Biggam
                  Streatley House
                  Streatley
                  Bedfordshire
                  LU3 3PS

Date:             28 October 1998

Indemnity relating to Esprit Telecom Group plc ("the Company")

I would refer to the indemnity dated 28 October 1998 ("the Indemnity") which you have each granted to me. I would confirm that following my ceasing to be a director of the Company and/or its subsidiaries the Indemnity will not apply to claims made or attributable to acts or matters which I have occasioned or effected after that date unless such acts or matters relate to the conduct of claims which have arisen or relate to the period prior to such cessation.

Yours faithfully

/s/ Sir Robin Biggam

Sir Robin Biggam